Exhibit 99.1

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Reports

Fourth Quarter and Full Year 2011 Results

Carmel, IN, February 27, 2012 — KAR Auction Services, Inc. (NYSE: KAR), today reported its fourth quarter and annual financial results for the period ended December 31, 2011.  For the fourth quarter of 2011, the company reported revenue of $479.8 million as compared with revenue of $443.2 million for the fourth quarter of 2010, an increase of 8%.  Adjusted EBITDA for the quarter ended December 31, 2011 increased 9% to $112.1 million as compared with Adjusted EBITDA of $103.0 million for the quarter ended December 31, 2010.  Net income for the fourth quarter of 2011 increased 99% to $14.5 million, or $0.11 per diluted share, as compared with net income of $7.3 million, or $0.05 per diluted share, in the fourth quarter of 2010.  As shown on the attached reconciliation table, adjusted net income per share for the fourth quarter of 2011 was $0.21 versus adjusted net income per share of $0.20 for the fourth quarter of 2010, an increase of 5%.

For the year ended December 31, 2011, the company reported revenue of $1,886.3 million as compared with revenue of $1,822.6 million for the year ended December 31, 2010, an increase of 3%.  Adjusted EBITDA for the year ended December 31, 2011 increased 3% to $487.2 million as compared with Adjusted EBITDA of $475.2 million for the year ended December 31, 2010.  Net income for the year ended December 31, 2011 increased 4% to $72.2 million, or $0.52 per diluted share, as compared with net income of $69.6 million, or $0.51 per diluted share for the year ended December 31, 2010.  As shown in the attached reconciliation table, adjusted net income per share for the year ended December 31, 2011 was $1.16 versus adjusted net income per share of $1.05 for the year ended December 31, 2010, an increase of 10%.

2012 Outlook

KAR Auction Services, Inc. expects 2012 Adjusted EBITDA of approximately $515 million.  The company also expects net income per share of $0.85 - $0.90 and adjusted net income per share of $1.15 - $1.20, both assuming an effective tax rate of between 30% and 35%. Adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, net of taxes, as well as other items shown on the attached reconciliation table.  Additionally, the company expects 2012 cash taxes of approximately $70 million, cash interest expense on corporate debt of approximately $95 million and capital expenditures of approximately $90 million.  This would result in free cash flow of approximately $260 million.

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Earnings Conference Call Information

KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Tuesday, February 28, 2012 at 11:00 a.m. EST (10:00 am CST).  The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-329-8877 and entering participant passcode 2922148, while the live web cast will be available at the investor relations section of www.karauctionservices.com.  Supplemental financial information for KAR Auction Services’ fourth quarter and full year 2011 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call.  The replay may be accessed by calling 1-888-203-1112 and entering pass code 2922148.  The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., (“ADESA”), Insurance Auto Auctions, Inc., (“IAA”) and Automotive Finance Corporation (“AFC”).  ADESA is a leading provider of wholesale used vehicle auctions with 69 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform.  Insurance Auto Auctions is a leading salvage vehicle auction company with 160 sites across North America. Automotive Finance Corporation is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 103 sites across North America. Together, KAR Auction Services provides a unique, comprehensive, end-to-end solution for our customers’ remarketing needs. Visit karauctionservices.com for additional information.

Forward Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties.  In particular, statements made that are not historical facts may be forward-looking statements.  Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings.  The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.

Condensed Consolidated Statements of Income

(In millions) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating revenues
ADESA Auction Services	$250.3	$254.8	$1,017.4	$1,075.9
IAA Salvage Services	186.3	152.0	700.1	610.4
AFC	43.2	36.4	168.8	136.3
Total operating revenues	479.8	443.2	1,886.3	1,822.6

Operating expenses
Cost of services (exclusive of depreciation and amortization)	269.0	253.8	1,035.2	1,007.3
Selling, general and administrative	106.9	97.5	389.4	375.2
Depreciation and amortization	48.3	44.0	179.8	171.3
Total operating expenses	424.2	395.3	1,604.4	1,553.8

Operating profit	55.6	47.9	281.9	268.8

Interest expense	30.8	35.1	143.1	141.4
Other (income) expense, net	1.3	0.6	(4.7)	(2.1)
Loss on extinguishment of debt	—	7.4	53.5	32.7

Income before income taxes	23.5	4.8	90.0	96.8

Income taxes	9.0	(2.5)	17.8	27.2

Net income	$14.5	$7.3	$72.2	$69.6

Net income per share
Basic	$0.11	$0.05	$0.53	$0.52
Diluted	$0.11	$0.05	$0.52	$0.51

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KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$97.4	$119.1
Restricted cash	8.2	8.6
Trade receivables, net of allowances	297.4	271.9
Finance receivables, net of allowances	132.7	126.2
Finance receivables securitized, net of allowances	741.5	635.7
Other current assets	96.0	93.2
Total current assets	1,373.2	1,254.7

Goodwill	1,679.5	1,554.1
Customer relationships, net of accumulated amortization	694.0	712.6
Intangible and other assets	345.7	323.1
Property and equipment, net of accumulated depreciation	686.7	680.5
Total assets	$4,779.1	$4,525.0

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$500.0	$446.7
Obligations collateralized by finance receivables	610.3	520.1
Current maturities of debt	85.9	—
Total current liabilities	1,196.2	966.8

Long-term debt	1,816.9	1,875.7
Other non-current liabilities	422.8	437.9
Stockholders’ equity	1,343.2	1,244.6
Total liabilities and stockholders’ equity	$4,779.1	$4,525.0

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KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions), (Unaudited)	2011	2010	2011	2010

Net income	$14.5	$7.3	$72.2	$69.6
Add back:
Income taxes	9.0	(2.5)	17.8	27.2
Interest expense, net of interest income	30.7	35.0	142.8	141.3
Depreciation and amortization	48.3	44.0	179.8	171.3
EBITDA	102.5	83.8	412.6	409.4
Adjustments	9.6	19.2	74.6	65.8
Adjusted EBITDA	$112.1	$103.0	$487.2	$475.2

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KAR Auction Services, Inc.

Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share

The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results.  Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses.  In the second quarter of 2011 we also recorded a charge representing the net premiums paid related to the repurchase of the 8¾% senior notes and our 10% senior subordinated notes, the write-off of certain unamortized debt issuance costs associated with the notes and term loan, as well as certain expenses related to the prepayment. We also incurred a charge to settle and terminate our $650 million notional swap agreement.  In addition, in the first quarter of 2010, we recorded a charge representing the net premiums paid related to the repurchase of the 10% senior subordinated notes, the write-off of certain unamortized debt issuance costs related to the repurchase of the 10% senior subordinated notes and certain expenses associated with the corresponding tender offer.  Lastly, in 2011, we reversed and recorded contingent consideration related to certain prior year acquisitions.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2011	2010	2011	2010

Net income	$14.5	$7.3	$72.2	$69.6
Loss on extinguishment of debt, net of tax (1)	—	4.6	33.2	20.3
Swap termination, net of tax (2)	—	—	9.0	—
Stepped up depreciation and amortization expense, net of tax (3)	9.3	10.0	38.6	40.1
Stock-based compensation, net of tax (4)	4.7	5.6	10.4	13.2
Contingent consideration adjustment, net of tax (5)	—	—	(2.9)	—
Adjusted net income	$28.5	$27.5	$160.5	$143.2

Net income per share — diluted	$0.11	$0.05	$0.52	$0.51
Loss on extinguishment of debt, net of tax	—	0.04	0.24	0.15
Swap termination, net of tax	—	—	0.07	—
Stepped up depreciation and amortization expense, net of tax	0.07	0.07	0.28	0.29
Stock-based compensation, net of tax	0.03	0.04	0.07	0.10
Contingent consideration adjustment, net of tax	—	—	(0.02)	—
Adjusted net income per share	$0.21	$0.20	$1.16	$1.05

Weighted average diluted shares	137.9	136.4	137.8	135.9

(1)          In the second quarter of 2011, there were losses on extinguishments of debt totaling $53.5 million ($33.2 million net of tax).  In addition, there was a loss on extinguishment of debt of $25.3 million ($15.7 million net of tax) incurred in the first quarter 2010 and another loss on extinguishment of debt of $7.4 million ($4.6 million net of tax) incurred in the fourth quarter 2010.

(2)          In connection with our debt refinancing, in the second quarter of 2011 we de-designated our interest rate swap and entered into a swap termination agreement.  We paid $14.5 million ($9.0 million net of tax) to settle and terminate the swap agreement.

(3)          Increased depreciation and amortization expense was $15.0 million ($9.3 million net of tax) and $15.6 million ($10.0 million net of tax) for the three months ended December 31, 2011 and 2010.  For the years ended December 31, 2011 and 2010, increased depreciation and amortization expense was $61.4 million ($38.6 million net of tax) and $63.6 million ($40.1 million net of tax).

(4)          Stock-based compensation resulting from the 2007 merger was $5.9 million ($4.7million net of tax) and $7.4 million ($5.6 million net of tax) for the three months ended December 31, 2011 and 2010.  For the years ended December 31, 2011 and 2010, such stock-based compensation was $16.1 million ($10.4 million net of tax) and $19.8 million ($13.2 million net of tax).

(5)          In 2011, we reversed accrued contingent consideration of approximately $4.6 million ($2.9 million benefit net of tax).  The net adjustments to accrued contingent consideration related to certain prior year acquisitions based on revised forecasts, which indicated the unit volumes required during the measurement period in order for the contingent consideration to become payable would not be met.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period.  Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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